Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-237419, 333-228968, 333-191605 and 333-215518 on Form S-3, and Registration Statement Nos. 333-227913, 333-214401, 333-192800, 333-163480, 333-156444, and 333-140691 on Form S-8 of our report dated September 27, 2019, relating to the consolidated financial statements and financial statement schedule of Great Elm Capital Group, Inc. (the “Company”) as of June 30, 2019, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2019.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 17, 2020